Exhibit 14.1

SELECT INTERIOR CONCEPTS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

(Effective as of July 6, 2018)

I.	INTRODUCTION

Select Interior Concepts, Inc., a Delaware corporation, together with its subsidiaries (collectively, the “Company”), are committed to conducting their businesses in accordance with applicable laws, rules and regulations and the highest standards of business conduct and to full and accurate financial disclosure in compliance with applicable law. This Code of Business Conduct and Ethics (this “Code”) covers a wide range of business practices and procedures. It does not cover every issue that may arise, but it sets out basic principles to guide all employees, directors and officers of the Company. This Code applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions pursuant to Item 406 of Regulation S-K, as well as directors, officers, and employees (collectively, the “Covered Persons”) pursuant to the listing standards of the Nasdaq Capital Market (“Nasdaq”), for the purpose of promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our communications with and reports to our stockholders, including reports filed with the U.S. Securities and Exchange Commission (the “SEC”) or Nasdaq, and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	a professional and respectful work environment, free of discrimination or harassment;

•	the prompt internal reporting of violations of this Code to an appropriate person or persons identified in this Code; and

•	accountability for adherence to this Code.

All Covered Persons must conduct themselves accordingly and seek to avoid even the appearance of improper behavior. This Code should also be provided to and followed by the Company’s agents and representatives, including consultants. Covered Persons should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

If a law conflicts with a policy in this Code, you must comply with the law. If you have any questions about these conflicts, you should ask your supervisor how to handle the situation.

Those who violate the standards in this Code will be subject to disciplinary action, up to and including termination of employment. If you are in a situation which you believe may violate or lead to a violation of this Code, follow the guidelines described in Section XVI of this Code.

II.	COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Obeying the law, both in letter and in spirit, is the foundation on which the Company’s ethical standards are built. All Covered Persons must respect and obey the laws of the cities, states and countries in which the Company operates. Although not all Covered Persons are expected to know the details of these laws, every Covered Person is expected to be familiar with the basic legal requirements that apply to his or her duties on the job. Consequently, each of us must familiarize ourselves with the laws, regulations, and Company policies that apply to our work by participating in on-the-job training, reviewing applicable Company policies, reviewing and attesting to this Code. You are encouraged to ask questions at any time of our managers, the Company’s Privacy Officer (as described in Section XIX of this Code, the “Privacy Officer”), the Company’s Human Resources Department (“Human Resources”), and others having special expertise. Whenever in doubt about your legal obligations or the appropriateness of your conduct, you are expected to ask your supervisor, the Privacy Officer, or a department head for instruction or advice. Ignorance of the law or this Code can result in severe consequences and is not an excuse or defense to a violation of applicable law or of this Code.

If requested, the Company will hold information and training sessions, in addition to sessions regularly scheduled, to promote compliance with laws, rules and regulations, including insider-trading laws.

III.	DISCLOSURE

The Company strives to ensure that the contents of and the disclosures in any reports and documents that the Company files with the SEC and other public communications shall be full, fair, accurate, timely and understandable in accordance with applicable disclosure standards, including standards of materiality, where appropriate. You must:

•	not knowingly misrepresent, or cause others to misrepresent, facts about the Company to others, whether within or outside the Company, including to the Company’s independent registered public accountants, governmental regulators, self-regulating organizations and other governmental officials, as appropriate; and

•	in relation to your area of responsibility, properly review and critically analyze proposed disclosure for accuracy and completeness.

In addition to the foregoing, the Chief Executive Officer (the “CEO”) and Chief Financial Officer (the “CFO”) of the Company and each subsidiary of the Company (or Covered Persons performing similar functions), and each other Covered Person that typically is involved in the financial reporting of the Company must familiarize himself or herself with the disclosure requirements applicable to the Company as well as the business and financial operations of the Company.

You must promptly bring to the attention of the CEO, the CFO, the Chairman of the Company’s Board of Directors (the “Board”), or the Chairman of the Audit Committee of the Board any information you may have concerning (i) significant deficiencies in the design or operation of internal and/or disclosure controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, or (ii) any fraud that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls.

IV.	CONFLICTS OF INTEREST

A “conflict of interest” exists when a person’s private interest interferes, or appears to interfere, in any way with the interests of the Company. A conflict situation can arise when a Covered Person takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when a Covered Person, or members of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, Covered Persons and their family members may create conflicts of interest. In addition, some of the more common conflicts, from which Covered Persons should refrain, include, but are not limited to:

•	Accepting personal gifts, other items of value, or entertainment from competitors, customers, suppliers or potential suppliers that could be interpreted as excessive (i.e., exceeding $75 in total value);

•	Working or volunteering for a competitor, supplier or customer;

•	Engaging in self-employment (regardless of whether you receive compensation) in competition with the Company;

•	Using proprietary or confidential Company information for personal gain or to the Company’s detriment, or for any reason other than approved Company business;

•	Borrowing from or lending to any individuals representing organizations which are clients, customers, potential clients or customers, suppliers or vendors of the Company;

•	Having a direct or indirect financial interest in or relationship with a competitor, customer or supplier, except that ownership of less than one percent (1%) of the publicly traded stock of a corporation will not be considered a conflict;

•	Developing a personal (i.e., beyond mere friendship) relationship with a subordinate employee of the Company that might interfere with the exercise of impartial judgment in decisions affecting the Company or any employees of the Company;

•	Using Company assets or labor for personal use;

•	Acquiring any interest in property or assets of any kind for the purpose of selling or leasing it to the Company; or

•	Committing the Company to, or representing to any third-party that the Company will, provide financial or other support to any outside activity or organization without prior written consent of the appropriate Company representative.

It is almost always a conflict of interest for a Covered Person to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member, unless it is otherwise approved by the Board. The best policy is to avoid any direct or indirect business connection with the Company’s customers, suppliers or competitors, except on the Company’s behalf.

If a Covered Person or someone with whom a Covered Person has a close relationship (a family member, spouse or close companion) has a financial or employment relationship with a competitor,

customer or supplier, the Covered Person must disclose that fact in writing to their supervisor, manager or other appropriate personnel and to Human Resources on the Attachment to Acknowledgement of Code and Certification Form, attached as Exhibit II hereto. Covered Persons should be aware that if they enter into a personal relationship with a subordinate Covered Person or with a Covered Person of a competitor, customer or supplier a conflict of interest may exist, which requires full disclosure to the Company. In such a case, the Company has the right to take such action as it deems appropriate to protect the legitimate business interests of the Company.

Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any Covered Person who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section XVI of this Code.

V.	INSIDER TRADING

The U.S. federal securities laws are built on the premise that a purchaser and a seller of securities should have equal access to important information regarding the company whose securities they are trading. Consequently, federal securities laws forbid an investor from purchasing or selling securities based upon inside information not available to the other party.

The consequences of insider trading violations can be severe. Covered Persons who trade on inside information, or who communicate (or tip) this information to others so that they may trade on it, may face a civil penalty of up to three times the profit gained (or loss avoided), a substantial criminal fine and a jail term of up to twenty years. Additionally, if the Company or its senior officers do not take appropriate steps to prevent a Covered Person from insider trading, the Company may also face severe legal consequences, including, among other things, substantial criminal penalties.

The following is intended to provide a summary of certain provisions of the Insider Trading Policy adopted by the Board, effective as of July 6, 2018 (the “Insider Trading Policy”), and should be read in conjunction with such policy. You are required to familiarize yourself with all terms of the Insider Trading Policy, in addition to this Code. The summary below touches only on some of the issues presented in the Insider Trading Policy and does not purport to replace such policy nor excuses you from abiding by all its terms and restrictions.

(a)	Policy Statement

Covered Persons who have material, non-public (i.e., inside) information about the Company must not buy or sell Company securities until a reasonable time after the inside information has been publicly disclosed. The Insider Trading Policy only allows you to trade in Company securities during certain designated periods, known as “Trading Windows,” and also requires you to obtain prior clearance from the Company’s General Counsel (the “General Counsel”) if the Company has appointed one, or alternatively, the CFO, before engaging in any trades in Company securities. You also must not disclose inside information to others outside the Company until a reasonable time after the information has been publicly disclosed.

In addition, it is never appropriate for you to advise others to buy or sell Company securities, and you are prohibited from doing so while in possession of any material inside information.

The Company further prohibits any Covered Person to sell ‘short’ Company securities, or engage in other transactions where the person will earn a profit based on a decline in the Company’s stock price.

The Company also prohibits all Covered Persons from engaging in any speculative trading involving Company securities, including purchasing or selling ‘put’ options, ‘call’ options or other publicly-traded options or derivatives on Company securities.

These rules also apply to the use of material, non-public information about other companies (including, for example, the Company’s clients, competitors and potential business partners).

In addition to you, these rules apply to your spouse, children and any other family members living with you in your household.

(b)	Further Explanation

1.	What is inside information? Inside information is material information about a company, including the Company, that has not been publicly disclosed.

2.	What information is material? Information is material if there is a likelihood that a reasonable investor would consider it important in making an investment decision to purchase, sell or hold securities. It includes any information that could reasonably affect the price of a security and may be either positive or negative information. Examples of information that may be material include, among others, financial results or projections; proposed mergers, acquisitions or other changes in assets or business; events regarding the Company’s securities, such as redemption, changes in dividends or stock splits; changes in customary earnings trends, and information relating to the Company’s products, services, intellectual property or research and development efforts; developments regarding our partners, agents, distributors or customers; changes in senior management, key personnel or the Board; and litigation’.

3.	What information is non-public? Information is non-public until the time it has been effectively disclosed to the public. Effective disclosure generally occurs when information is included in a press release, is revealed during a conference call to which the general public has been invited to participate or is included in the Company’s public filings with the SEC. Under certain circumstances, effective disclosure may occur by other means.

4.	What is a reasonable waiting period before purchases and sales can be made? The investing public must have sufficient time to analyze and absorb the information that has been disclosed before those possessing previously non-public information can trade. For matters disclosed in a Company’s press release or conference call, a good rule of thumb is that purchases and sales can be made beginning two (2) full trading days after the disclosure. In any event, all Covered Persons are prohibited from carrying out any trades in Company securities (save for certain exempt transactions such as exercise of stock options without sale of the underlying stock) other than within the quarterly Trading Window set out in the Insider Trading Policy, and only after seeking and obtaining pre-clearance for the trade from the General Counsel, if the Company has appointed one, or alternatively, the CFO.

5.	What transactions are prohibited? A Covered Person who has inside information about the Company or another company is prohibited from: (a) trading in the Company’s or the other company’s securities (including derivative securities such as put and call options); (b) having others trade in the Company’s or the other company’s securities for his or her benefit; and (c) disclosing the inside information to (or tipping) anyone else who might then trade. These prohibitions apply during Trading Windows as well, and continue for as long as the information remains material and non-public, including after termination for any reason of the Covered Person’s employment or other relationship with the Company.

6.	What transactions are allowed? A Covered Person who has inside information about the Company may, nonetheless, usually exercise the Company’s stock options for cash (but may not sell the option shares he or she receives upon the exercise). These cash option exercises purchases are allowed because the other party to the transactions is the Company itself, and because the option exercise purchase price does not vary with the market, but, rather, is fixed in advance under the terms of the option plan. You may also engage in “net exercises” (as defined in the Insider Trading Policy) and have the Company withhold shares to satisfy your tax obligations without violating the Insider Trading Policy. You should contact the General Counsel, if the Company has appointed one, or a member of the Company’s legal department (the “Legal Department”), or alternatively, the CFO, with any questions.

(c)	Blackout Period for Trading in the Company Securities

In addition to the Company’s general Insider Trading Policy, which is summarized above, the Company may institute from time to time blackout periods during which Covered Persons will be precluded from trading in Company securities. The General Counsel, if the Company has appointed one, or alternatively, the CFO, will typically be responsible for implementing such practices.

VI.	CORPORATE OPPORTUNITIES

Covered Persons are prohibited from taking for themselves personally opportunities that are discovered through the use of corporate property, information or position without the consent of the Board. No Covered Person may use corporate property, information or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Covered Persons owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

VII.	COMPETITION AND FAIR DEALING

The Company seeks to outperform its competition fairly and honestly. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. Each Covered Person should endeavor to respect the rights of and deal fairly with the Company’s customers, suppliers, competitors and employees. No employee, officer or director should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair-dealing practice.

The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Covered Person, family member of an employee or agent unless it: (i) is not a cash gift, (ii) is consistent with customary business practices, (iii) is not excessive in value, (iv) cannot be construed as a bribe or payoff and otherwise complies with the Company’s Anti-Corruption Policy (the “Anti-Corruption Policy”), and (v) does not violate any laws or regulations. Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

VIII.	DISCRIMINATION AND HARASSMENT

The diversity of the Company’s employees is a tremendous asset and every employee is entitled to fair and respectful treatment by his or her managers, subordinates and peers. The Company is firmly committed to providing equal opportunity in all aspects of employment and will not tolerate discrimination or harassment of any sort on the basis of race, religion, national origin, sex, sexual orientation, disability, age, military status, or any other basis prohibited by law.

In addition, the Company will fully observe its obligations under all laws and regulations designed to protect the rights of its employees. Covered Persons are required to familiarize themselves with policies that the Company has adopted concerning equal employment opportunity, workplace conduct and sexual and other harassment to ensure your compliance with these legal requirements.

IX.	HEALTH AND SAFETY

The Company strives to provide each employee with a safe and healthy work environment. Each Covered Person has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Covered Persons should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

X.	RECORD-KEEPING

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. For example, only the true and actual number of hours worked should be reported.

Many Covered Persons regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, ask your supervisor or your controller.

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.

Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork or inappropriate characterizations of people and companies that can be misunderstood. This applies equally to email, internal memos and formal reports. In the event of litigation or governmental investigation, please consult the Legal Department, or alternatively, the CFO.

XI.	CONFIDENTIALITY

Covered Persons must maintain the confidentiality of confidential information entrusted to them by the Company or its customers, except when disclosure is authorized by the Legal Department, or alternatively, the CFO, or required by laws or regulations. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

XII.	PROTECTION AND PROPER USE OF COMPANY ASSETS

All Covered Persons should endeavor to protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though incidental personal use may be permitted.

The obligation of Covered Persons to protect the Company’s assets includes its proprietary information. Proprietary information includes intellectual property such as trade secrets, patents, trademarks and copyrights, as well as business, marketing and service plans, engineering and manufacturing ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

XIII.	OTHER RULES

Tell the Truth

The Company’s commitment to integrity in business includes a special emphasis on candor. We must be honest in all communications with one another, the Company’s customers, and governmental agencies and officials. We must keep complete and accurate business records. Only by being honest and forthcoming will the Company merit the respect and trust it needs to carry on its business operations successfully.

Discharge Duty to Cooperate and Corporate Advocacy

All Covered Persons have a duty to cooperate with the Company in all legal matters and internal investigations. The Company’s businesses may contemplate or engage in activities with respect to which governmental agencies, public interest groups and others may take conflicting positions. You are reminded to escalate inquiries to an appropriate representative to handle any communication on the Company’s position or opinion in such matters.

Optimizing Diverse Talents

The Company has a strong commitment to diversity. The Company’s goal is to develop an environment that is inclusive and maximizes the diverse talents, backgrounds and perspectives of all employees and Covered Persons.

Support a Professional Environment

The Company requires that all Company activities be conducted, and all Company resources be used, in a manner that supports the Company’s values and principles of conduct outlined throughout this Code, respects the rights of employees, vendors and customers and upholds the Company’s reputation. Covered Persons are expected to act in a professional manner at all times and not engage in inappropriate activities while on Company business, when participating in business-related entertainment, or when otherwise representing or acting on behalf of the Company. Do not make any unauthorized public statement on behalf of the Company.

XIV.	PAYMENTS TO GOVERNMENT PERSONNEL

The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country.

In addition, the U.S. government has a number of laws and regulations regarding business gratuities which may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

All Covered Persons are subject to the Anti-Corruption Policy. The terms of this policy provide additional guidance in this area. In addition, the Legal Department, or alternatively, the CFO, can provide you with assistance in this area.

XV.	WAIVERS OF THIS CODE OF BUSINESS CONDUCT AND ETHICS

Any waiver of this Code for executive officers, directors, or any employees may be made only by the Board and will be promptly disclosed, along with the reasons for the waiver, as required by law or the regulations of Nasdaq.

XVI.	REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

Covered Persons are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by Covered Persons. All Covered Persons have a duty to cooperate with the Company in all legal matters and internal investigations.

Any Covered Persons may submit a good faith concern regarding questionable accounting or auditing matters without fear of dismissal or retaliation of any kind.

Covered Persons may submit reports of violations of this Code on the Attachment to Acknowledgement of Code and Certification Form, attached as Exhibit II hereto.

XVII.	COMPLIANCE PROCEDURES

All Covered Persons are responsible for knowing and complying with all Company policies, including this Code, as they may be updated from time to time. Company policies are available for review through Human Resources and/or the other functional departments that own their respective policies.

We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it is difficult to know if a violation has occurred. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it locally with your office manager, your Human Resources manager or the Legal Department, or alternatively the CFO.

•	You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

•	Always ask first, act later. If you are unsure of what to do in any situation, seek guidance before you act.

XVIII.	IMPLEMENTATION OF THIS CODE

Distribution and Acknowledgements

This Code shall be distributed to all Covered Persons, wherever located, and to all new Company hires at the time of their employment. All Covered Persons shall sign an acknowledgement (attached hereto as Exhibit I and hereinafter referred to as an “Acknowledgement”) that they have read, understood and agree to comply with this Code, including, without limitation the Discriminatory and Harassment policy included under Section VIII of this Code. Each Covered Person shall be required to certify, in writing, compliance with this Code annually.

Audits and Compliance

Human Resources is responsible for:

1.	maintaining a record that all new hires have received a copy of this Code as part of their orientation; and

2.	obtaining all required Acknowledgments from Covered Persons.

The head of Human Resources shall confirm annually to the Company’s CFO that all Acknowledgements have been obtained.

Compliance with this Code will periodically be tested by audits conducted by the Company, the Privacy Officer, or other persons retained by the Company for the purpose of monitoring or auditing such compliance.

XIX.	PRIVACY OFFICER CONTACT INFORMATION

Privacy Officer: Kendall R. Hoyd

Email: khoyd@selectinteriorconcepts.com

Phone: (714) 701-4357

Alternative Contact:	c/o Select Interior Concepts, Inc. 4900 E. Hunter Ave. Anaheim, CA 92807

EXHIBIT I

ACKNOWLEDGEMENT & CERTIFICATION

I hereby acknowledge and certify that I have received and read and am in compliance with the Code of Business Conduct and Ethics, effective as of July 6, 2018 (the “Code”), of Select Interior Concepts, Inc., a Delaware corporation (the “Company”).

I have completed the attachment hereto to the best of my knowledge and in so doing, have identified any actual or suspected violations of the Code of which I have any knowledge as of the date of my signature below.

I further acknowledge that non-compliance, failure to sign this acknowledgment and certification, and false or incomplete reporting of violations may result in corrective action, up to and including, but not limited to, termination.

Acknowledgement Instructions

Part I:     Acknowledgement of Code

My acknowledgement is shown by selecting “Yes” on the following statements and name, signature, date below:

I have read the attached Code.

☐ Yes                ☐ No

I understand my responsibilities as defined within the Code.

☐ Yes                ☐ No

Name:

Signature:

Date:

Part II:     Attachment to Acknowledgement of Code and Certification Form

Part II is only to be completed if you can answer “yes” to any of the following questions or if you are aware of any suspected violations of this Code.

If you can answer “yes,” please print the next page and provide details to any of the following questions. Complete the Attachment to Acknowledgement of Code and Certification Form and submit the original to Human Resources or the Privacy Officer, as soon as possible (within 5 business days). Use additional pages if necessary.

EXHIBIT II

ATTACHMENT TO ACKNOWLEDGEMENT & CERTIFICATION FORM

(1)	I am aware of or suspect the following violations of the Code or any of the specific policies referred to therein (provide names and details to the extent known):

(2)	I believe that the following actual or potential conflicts of interest exist (provide names and details to the extent known):

(3)	The following are companies (other than the Company), partnerships or business ventures, that compensate me in any way, including as a full-time or part-time employee or consultant, or in which I share in the profits (provide the name(s) and identify the work you do and how you are compensated):

(4)	The following are companies, partnerships or business ventures that do business with the Company and that employ one of my relatives as a full-time or part-time employee or consultant or in which the relative shares in the profits (provide the name and relationship to you of the relative and the identity of the entity):

(5)	The following is a list of the names, titles, and departments of my relatives who are employed by the Company:

Name:

Signature:

Date:

Please return the original of this completed page, signed and dated along with the Acknowledgement & Certification document to the head of the Human Resources Department or the Privacy Officer.